EXHIBIT 99.1

Adept Technology Announces $8 Million Private Placement

PLEASANTON, Calif., Sept. 6, 2012 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, has entered into an agreement to sell 8,000 shares of its Series A Convertible Preferred Stock, par value $.001 per share, at a purchase price of $1,000 per share to affiliates of Hale Capital Partners, LP for a total of $8,000,000. Adept has the ability to issue up to an additional $1,500,000 of shares of Series A Convertible Preferred Stock to other buyers subject to certain conditions. The shares sold would be convertible into shares of Adept's Common Stock at a conversion price of $4.60 per share. Subject to the satisfaction of customary conditions and lender and Nasdaq approval, the sale of shares is expected to close mid-September, 2012.

Upon completion of the sale to Hale Capital Partners, Martin Hale, Jr., CEO of Hale Capital Partners, will join Adept's Board of Directors and be nominated for election at Adept's next annual stockholders meeting.

Adept intends to use the net proceeds from this sale of shares for general corporate purposes, including funding growth of its mobile and packaging business, and the possible reduction of its debt.

"We are pleased to partner in this financing with Hale Capital to support our growth strategy focused on large, emerging, and untapped markets in the natural foods handling and intelligent robotic automation markets. We continue to make progress in our mobile robot and packaging solutions businesses to execute to our milestones and transition these exciting technologies into high value solutions with our lead customers, enabling us to enter our next phase of growth," said John Dulchinos, president and chief executive officer of Adept. "We expect this capital to be used judiciously in marketing and selling to a larger, broader customer base which we believe will result in exponential growth over time for these Adept businesses."

The shares of Series A Convertible Preferred Stock to be sold in this private placement have not been registered under the Securities Act of 1933 or qualified under applicable state securities laws and may not be transferred or resold in the United States absent such registration and qualification or applicable exemptions from such registration and qualification. Adept has agreed to register for resale the Common Stock issued or issuable on conversion of the Series A Convertible Preferred Stock or as dividends.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the shares.

About Adept Technology

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics and Solar; as well as to traditional industrial markets including machine tool automation and automotive components.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

About Hale Capital Partners, LP

Based in New York City, Hale Capital Partners has established itself as a leading private equity firm focused on strategic investments in public companies and their subsidiaries. Hale Capital Partners' team is comprised of seasoned private equity veterans and entrepreneurs, who bring not only deep domain expertise but also hands-on operating experience to help talented entrepreneurs transform small public companies into world class enterprises.

All trade names are either trademarks or registered trademarks of their respective holders.

This press release contains forward-looking statements based on current expectations and projections about the proposed transactions and the Company's business, including our ability to grow our customer base and revenues through our mobile and packaging solutions businesses. . Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. Transaction-related risks include conditions to completion of the proposed transactions; future sales or dilution of our equity depressing our stock price; management's discretion over the use of proceeds; and concentration of share ownership. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control: the effect of the current state of the manufacturing sector and other businesses of our customers; the timing and impact of the Company's decisions to engage in restructuring actions, M&A activities and other expense-related matters; the impact of integrating our acquired businesses and growth plans on our limited cash resources and requirements of our credit facility; the impact of acquired companies on the Company's operations; the Company's inability to react quickly to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with sole or single sources of supply; potential delays associated with the development and introduction of new products; and the need to complete acquisitions to expand operations.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2011, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

CONTACT: Lisa Cummins
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com

         Bonnie McBride
         Avalon IR
         415-454-8898
         bonnie@avalonir.com